EXHIBIT 99
                          UCI MEDICAL AFFILIATES, INC.
             REPORTS FISCAL YEAR END RESULTS FOR SEPTEMBER 30, 2005


Columbia, SC - December 12, 2005 - UCI Medical Affiliates, Inc. (OTC Bulletin
Board: UCIA) reported today net income of $7,541,000 or $.77 per share for the fiscal year 2005 as compared to $3,214,000 or $.33 per share for fiscal year 2004.

The Company reported that revenue for the year ending September 30, 2005 increased to $56,642,000 from $47,474,000 for the year ending September 30, 2004, an increase of 19%.

Revenue for the quarter ended September 30, 2005 was $14,786,000 or 24% greater than the $11,896,000 earned for the quarter ended September 30, 2004. This increase in revenues is attributed to the opening of four new centers, an increase in the patient visits and improved revenue per patient.

"We are thrilled with our continued increase in revenue, which we attribute to planned, strategic growth. In October we opened another location in Bluffton, SC to better serve residents in the growing South Carolina Low Country. We also established our second specialty care practice, Carolina Orthopaedics and Sports Medicine, to offer a higher level of care for our patients with orthopaedic and sports medicine needs," said President and Chief Executive Officer, Michael Stout, MD. "As our company grows larger in size and scope, we are more focused on the small details that can enhance a patient's experience with us. Evaluating Doctors Care from the patient's perspective is giving us vital information that will help us create consistency and ensure continued success."

The Company's September 30, 2005 balance sheet reflects total assets of $23,399,000 as compared to $17,549,000 at September 30, 2004 while stockholders' equity at September 30, 2005 was $13,321,000 as compared to $5,780,000 at September 30, 2004.


"The fact that our stock has risen considerably demonstrates the strength of our mission," said Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer. "Our efforts extend beyond providing clinical care in our healthcare facilities. We are a major sponsor of "Caring for the Carolinas", a community effort in the upstate that recently raised more than $530,000 for the Hurricane Katrina relief effort. That's just one example of the many ways our employees are working to make a difference."


UCI Medical Affiliates, Inc. provides non-medical management and administrative services for freestanding medical centers, which operate as Doctors Care, Progressive Physical Therapy Services, Luberoff Pediatrics and Carolina Orthopaedic and Sports Medicine providing family care, urgent care, and occupational healthcare in 46 offices in South Carolina and one in Knoxville, Tennessee.

Certain of the statements contained in this Press Release that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this Press Release that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Although our management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, we have no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include, among other things, (1) the difficulty in controlling our costs of providing healthcare and administering our network of centers; (2) the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; (3) the difficulty of attracting primary care physicians; (4) the increasing competition for patients among healthcare providers; (5) possible government regulations negatively impacting our existing organizational structure; (6) the possible negative effects of prospective healthcare reform; (7) the challenges and uncertainties in the implementation of our expansion and development strategy; (8) the dependence on key personnel; (9) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (10) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a reduced demand for practice management services; (11) the demand for our products and services; (12) technological changes; (13) the ability to increase market share; (14) the adequacy of expense projections and estimates of impairment loss; (15) the impact of change in accounting policies by the Securities and Exchange Commission; (16) unanticipated regulatory or judicial proceedings; (17) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (18) other factors described in this Press Release and in our other reports filed with the Securities and Exchange Commission; and (19) our success at managing the risks involved in the foregoing.

Contact: Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer
                  UCI Medical Affiliates, Inc.
                  4416 Forest Drive, Columbia, South Carolina  29206
                  Telephone:  (803) 782-4278